Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Paylocity Holding Corporation:

We consent to the incorporation by reference in the registration statements (No. 333‑194840, No. 333-201983, No. 333-209520, No. 333-216001, and No. 333-222959) on Form S-8 of Paylocity Holding Corporation and subsidiaries (the Company) of our report dated August 9, 2019, with respect to the consolidated balance sheets of the Company as of June 30, 2018 and 2019, the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2019, which report appears in the June 30, 2019 annual report on Form 10‑K of Paylocity Holding Corporation.

Our report on the consolidated financial statements refers to a change in method of accounting for revenues and related costs as a result of the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP

Chicago, Illinois
August 9, 2019